NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports First Quarter 2023 Financial Results

Company reports GAAP diluted earnings per share of $1.05 for the quarter, affirms $510 million capital plan for 2023 and announces a $0.64 per share quarterly dividend payable June 30, 2023

BUTTE, MT / SIOUX FALLS, SD - April 27, 2023 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended March 31, 2023. Net income for the period was $62.5 million, or $1.05 per diluted share, as compared with net income of $59.1 million, or $1.08 per diluted share, for the same period in 2022. The increase in net income was primarily due to higher electric and natural gas retail volumes, higher Montana interim rates associated with our ongoing rate review, which are subject to refund, lower non-recoverable Montana electric supply costs, and higher transmission revenues, partly offset by higher operating and maintenance costs, higher administrative and general costs, higher depreciation and depletion expense, higher interest expense, and higher income tax expense, including a one-time charge for the reduction of previously claimed alternative minimum tax credits. Although net income increased by $3.4 million, diluted earnings per share decreased due to equity issuances during 2022 that increased average shares outstanding.

Non-GAAP Adjusted diluted earnings per share for the quarter ended March 31, 2023 was $1.05 as compared to $1.09 for the same period in 2022. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

“First quarter earnings were in line with our expectations. Montana interim rates, customer growth and usage mitigated some of the inflationary and interest rate impacts we continue to experience," said Brian Bird, President and Chief Executive Officer. “We made great progress on our Montana rate review during the quarter. We’ve had a very constructive dialogue with the primary intervenors in our rate review docket and were pleased to reach a settlement agreement to present to the Montana Public Service Commission. If approved, the settlement balances the best interests of our Montana customers and our shareholders. Additionally, we also anticipate initiating an electric rate review in South Dakota mid-2023 to adjust rates to reflect the true cost of service and to seek recovery of investments made since our last review in 2015."

Additional information regarding this release can be found in the earnings presentation found at
https://www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended March 31,
Reconciliation of gross margin to utility margin:	2023	2022
Operating Revenues	$454.5	$394.5
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	$165.5	$135.1
Less: Operating and maintenance	$55.9	$52.8
Less: Property and other taxes	$49.2	$46.9
Less: Depreciation and depletion	$53.2	$48.9
Gross Margin	$130.7	$110.8
Operating and maintenance	$55.9	$52.8
Property and other taxes	$49.2	$46.9
Depreciation and depletion	$53.2	$48.9
Utility Margin(1)	$289.0	$259.4
(1) Utility Margin is a Non-GAAP financial measure. See “Non-GAAP Financial Measures” section below.

	Three Months Ended March 31,
(in millions, except per share amounts)	2023	2022
Revenues	$454.5	$394.5
Fuel, purchased supply and direct transmission expense(1)	$165.5	$135.1
Utility Margin (2)	$289.0	$259.4

Operating and maintenance	$55.9	$52.8
Administrative and general	$34.7	$31.6
Property and other taxes	$49.2	$46.9
Depreciation and depletion	$53.2	$48.9
Total Operating Expenses (3)	$193.0	$180.2
Operating income	$96.0	$79.2
Interest expense, net	$(28.0)	$(23.7)
Other income, net	$4.7	$4.7
Income before income taxes	$72.7	$60.2
Income tax expense	$(10.2)	$(1.1)
Net Income	$62.5	$59.1
Basic Shares Outstanding	59.8	54.1
Earnings per Share - Basic	$1.05	$1.09
Diluted Shares Outstanding	59.8	54.8
Earnings per Share - Diluted	$1.05	$1.08

Dividends Declared per Common Share	$0.64	$0.63
(1) Exclusive of depreciation and depletion expense.
(2) Utility Margin is a Non-GAAP financial measure.
     See “Non-GAAP Financial Measures” and "Reconciliation of gross margin to utility margin" sections below.
(3) Excluding fuel, purchased supply and direct transmission expense.

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

RECONCILIATION OF PRIMARY CHANGES

	Three Months Ended March 31, 2023 vs. 2022
	Pre-tax Income	Income Tax (Expense) Benefit (3)	Net Income	Diluted Earnings Per Share
		(in millions)
First Quarter 2022	$60.2	$(1.1)	$59.1	$1.08
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Higher electric retail volumes	9.8	(2.5)	7.3	0.13
Montana interim rates (subject to refund)	8.5	(2.2)	6.3	0.11
Higher natural gas retail volumes	3.7	(0.9)	2.8	0.05
Lower non-recoverable Montana electric supply costs due to higher electric supply revenues, partly offset by higher electric supply costs	1.3	(0.3)	1.0	0.02
Higher electric transmission revenue	1.2	(0.3)	0.9	0.02

Variance in expense items(2) impacting net income:
Higher operating, maintenance, and administrative expenses	(6.6)	1.7	(4.9)	(0.09)
Higher interest expense	(4.3)	1.1	(3.2)	(0.06)
Higher depreciation expense	(4.3)	1.1	(3.2)	(0.06)
Reduction to previously claimed alternative minimum tax credit	—	(3.2)	(3.2)	(0.06)
Other	3.2	(3.6)	(0.4)	—
Dilution from higher share count				(0.09)
First Quarter 2023	$72.7	$(10.2)	$62.5	$1.05
Change			$3.4	$(0.03)
(1) Exclusive of depreciation and depletion shown separately below
(2) Excluding fuel, purchased supply, and direct transmission expense
(3) Income Tax (Expense) Benefit calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

SIGNIFICANT TRENDS AND REGULATION

Regulatory Update

Rate reviews are necessary to recover the cost of providing safe, reliable service, while contributing to earnings growth and achieving our financial objectives. We regularly review the need for electric and natural gas rate relief in each state in which we provide service.

Montana Rate Review Filing – On August 8, 2022, we filed a Montana electric and natural gas rate review with the Montana Public Service Commission (MPSC) requesting an annual increase to electric and natural gas utility rates. On September 28, 2022, the MPSC approved the recommendations of the MPSC Staff for interim rates effective October 1, 2022, subject to refund. Subsequently, we modified our request through rebuttal testimony. On April 3, 2023, we filed a settlement agreement with certain parties in our Montana electric and natural gas rate review, which is subject to approval by the MPSC. The details of our request, as so modified, the interim rates granted, and the settlement agreement are set forth below:

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

Montana Rate Review ($ in millions)
	Electric	Natural Gas
Current ROE	9.65%	9.55%
Current Equity Ratio	49.38%	46.79%
Proposed Settlement ROE	9.65%	9.55%
Proposed Settlement Equity Ratio	48.02%	48.02%
Rebuttal Filing Forecasted 2022 Rate Base	$2,842	$582

Requested Revenue Increase Through Rebuttal Testimony (in millions)
	Electric	Natural Gas
Base Rates	$90.6	$22.4
PCCAM(1)	$69.7	n/a
Property Tax (tracker true-up)(1)	$14.5	$4.2
Total Revenue Increase Requested through Rebuttal Testimony	$174.8	$26.6

Interim Revenue Increase Granted (in millions)
	Electric	Natural Gas
Base Rates	$29.4	$1.7
Power Cost & Credit Mechanism (PCCAM)(1)	$61.1	n/a
Property Tax (tracker true-up)(1)(2)	$10.8	$2.9
Total Interim Revenue Granted	$101.3	$4.6

Requested Revenue Increase Through Settlement Agreement (in millions)
	Electric	Natural Gas
Base Rates	$67.4	$14.1
PCCAM(1)	$69.7	n/a
Property Tax (tracker true-up)(1)	$14.5	$4.2
Total Revenue Increase Requested Through Settlement Agreement	$151.6	$18.3
(1) These items are flow-through costs.
(2) While our requested interim property tax base increases were denied from interim rates, these rates went into effect on January 1, 2023, as part of our 2023 property tax tracker period true-up.

The settlement includes, among other things, agreement on electric and natural gas base revenue increases, allocated cost of service, rate design, updates to the base amount of revenues associated with property taxes and electric supply costs, and regulatory policy issues related to requested changes in regulatory mechanisms.

The settlement agreement provides for an update to the PCCAM by adjusting the base costs from $138.7 million to $208.4 million and providing for more timely quarterly recovery of deferred balances instead of annual recovery. It also addresses the potential for future recovery of certain operating costs associated with the Yellowstone County Generating Station and provides for the deferral of incremental operating costs related to our Enhanced Wildfire Mitigation Plan. The settling parties agreed to terminate the pilot decoupling program (Fixed Cost Recovery Mechanism) and that the proposed business technology rider will not be implemented.

A hearing commenced on April 11, 2023 and concluded on April 18, 2023. Interim rates will remain in effect on a refundable basis until the MPSC issues a final order.

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

South Dakota Rate Review Filing – We anticipate making a South Dakota electric general rate filing (2022 test year) in mid-2023.

Holding Company Filings – As previously reported, on June 1, 2022, we filed a legal corporate restructuring application (Restructuring Plan) with the state commissions in Montana, South Dakota and Nebraska and the Federal Energy Regulatory Commission (FERC). Currently, our utility businesses are held in the same legal entity. Under the proposed Restructuring Plan, we would legally separate our Montana public utility business from our South Dakota and Nebraska public utility business and establish a holding company to hold the ownership interests of all of the subsidiaries. The purpose of the reorganization is to segregate our organizational structure to be more transparent and in line with the public utility industry.

The Restructuring Plan does not propose and we do not expect any procedural or substantive change in how the state public utility commissions regulate those services. Implementation of the Restructuring Plan is subject to receipt of all regulatory approvals. During 2022, we received approvals from the Nebraska Public Service Commission, South Dakota Public Service Commission, and the FERC. On February 21, 2023, the MPSC approved the Restructuring Plan. We are currently developing implementation timing to effectuate the Restructuring Plan.

Montana Power Costs and Credits Adjustment Mechanism - The Montana PCCAM Base of $138.7 million, approved in 2019, no longer reflects an accurate current forecast of our normal fuel and power costs. The MPSC's September 28, 2022 decision approving interim rates, which are subject to refund, in our rate review included an increase to the PCCAM Base of $61.1 million (to $199.8 million), on an interim basis, effective October 1, 2022. As of March 31, 2023, we have under-collected our total Montana electric supply costs for the current July 2022 through June 2023 PCCAM year by approximately $38.8 million. Absent the interim rate PCCAM Base increase, as of March 31, 2023, our under-collected position would have been approximately $65.8 million. Under-collections are not reflected in customer bills and are not recovered until the subsequent power cost adjustment year, adversely affecting our cash flows and liquidity.

Under the PCCAM, under and over-collection of non-qualifying facility related net costs are allocated 90% to Montana customers and 10% to shareholders. For the three months ended March 31, 2023, we deferred $4.3 million of revenue to be refunded to customers (90% of the revenues above base) and recorded an increase in pre-tax earnings of $0.5 million (10% of the variance). For the three months ended March 31, 2022, we deferred $7.2 million of costs for future collection from customers and recorded a reduction in pre-tax earnings of $0.8 million.

Our electric supply from owned and long-term contracted resources is not adequate to meet our peak-demand needs. Because of this, the volatility of market prices for energy on peak-demand days, even if only for a few days in duration, exposes us to potentially significant market purchases that could negatively impact our results of operations and cash flows. See the Electric Resource Planning - Montana section below for how we are working to address this market exposure.

Electric Resource Planning - Montana

Yellowstone County 175 MW plant - As previously reported, in October 2021, the Montana Environmental Information Center and the Sierra Club filed a lawsuit in Montana State Court, against the Montana Department of Environmental Quality (MDEQ) and us, alleging that the environmental analysis conducted prior to issuance of the Yellowstone County Generating Station's air quality permit was inadequate. On April 4, 2023, the Montana District Court issued an order finding the MDEQ's environmental analysis was deficient in not addressing exterior lighting and greenhouse gases and remanded it back to MDEQ to address the deficiencies and vacated the air quality permit pending that remand. As a result of the vacatur of the permit, we are required to stop construction and will not be able to recommence construction until the permit is reissued. On April 14, 2023, following entry of final judgment, we filed our

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

motion to stay the order vacating the air quality permit. On April 17, 2023, we filed a notice of appeal with the Montana Supreme Court. This lawsuit, as well as additional legal challenges related to the Yellowstone County Generating Station, could delay the project timing and increase costs. At this time, we still expect the plant to be operational by the end of 2024. Total costs of approximately $174.7 million have been incurred, with expected total costs of approximately $275.0 million.

Future Integrated Resource Planning - Resource adequacy in the Western third of the U.S. has been declining with the retirement of thermal power plants. Our owned and long-term contracted resources are inadequate to supply the necessary capacity we require to meet our peak-demand loads, which exposes us to large quantities of market purchases at typically high and volatile energy prices. To comply with regulatory resource planning requirements, we expect to submit an integrated resource plan to the MPSC by the end of April 2023.

We remain concerned regarding an overall lack of capacity in the West and our owned and long-term contracted capacity deficit to meet peak-demand loads. The construction of the Yellowstone County Generating Station and acquisition of Avista's Colstrip Units 3 and 4 interests will reduce our exposure to market purchases at typically high and volatile energy prices.
EXPLANATION OF CONSOLIDATED RESULTS

Three Months Ended March 31, 2023 Compared with the Three Months Ended March 31, 2022

Consolidated gross margin for the three months ended March 31, 2023 was $130.7 million as compared with $110.8 million in 2022, an increase of $19.9 million, or 18.0 percent. This increase was primarily due to higher electric and natural gas retail volumes, higher Montana interim rates associated with our ongoing rate review, which are subject to refund, lower non-recoverable Montana electric supply costs, and higher transmission revenues, partly offset by higher Operating and maintenance expense and depreciation and depletion expense.

	Three Months Ended March 31,
Reconciliation of gross margin to utility margin:	2023	2022
Operating Revenues	$454.5	$394.5
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	$165.5	$135.1
Less: Operating and maintenance	$55.9	$52.8
Less: Property and other taxes	$49.2	$46.9
Less: Depreciation and depletion	$53.2	$48.9
Gross Margin	$130.7	$110.8
Operating and maintenance	$55.9	$52.8
Property and other taxes	$49.2	$46.9
Depreciation and depletion	$53.2	$48.9
Utility Margin(1)	$289.0	$259.4
(1) Utility Margin is a Non-GAAP financial measure. See “Non-GAAP Financial Measures” section below.

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

	Three Months Ended March 31,
	2023	2022	Change	% Change
	(dollars in millions)
Utility Margin
Electric	$217.2	$194.1	$23.1	11.9%
Natural Gas	71.8	65.3	6.5	10.0
Total Utility Margin(1)	$289.0	$259.4	$29.6	11.4%
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Consolidated utility margin for the three months ended March 31, 2023 was $289.0 million as compared with $259.4 million for the same period in 2022, an increase of $29.6 million, or 11.4 percent.

Primary components of the change in utility margin include the following (in millions):

Utility Margin 2023 vs. 2022
Utility Margin Items Impacting Net Income
Higher electric retail volumes	$9.8
Montana interim rates (subject to refund)	8.5
Higher natural gas retail volumes	3.7
Lower non-recoverable Montana electric supply costs due to higher electric supply revenues, partly offset by higher electric supply costs	1.3
Higher transmission revenue due to higher demand due to market conditions partly offset by lower transmission rates	1.2
Other	1.2
Change in Utility Margin Items Impacting Net Income	$25.7
Utility Margin Items Offset Within Net Income
Higher property taxes recovered in revenue, offset in property tax expense	2.6
Higher revenue from lower production tax credits, offset in income tax expense	1.7
Lower operating expenses recovered in revenue, offset in operating and maintenance expense	(0.3)
Lower gas production taxes recovered in revenue, offset in property and other taxes	(0.1)
Change in Utility Margin Items Offset Within Net Income	3.9
Increase in Consolidated Utility Margin(1)	$29.6
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Higher electric retail volumes were driven by colder winter weather in all jurisdictions and customer growth. Higher natural gas retail volumes were driven by colder winter weather in all jurisdictions and customer growth. Interim rates in our Montana rate review were effective October 1, 2022, and are subject to refund pending an outcome in the proceeding.

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

	Three Months Ended March 31,
	2023	2022	Change	% Change
	(dollars in millions)
Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$55.9	$52.8	$3.1	5.9%
Administrative and general	34.7	31.6	3.1	9.8
Property and other taxes	49.2	46.9	2.3	4.9
Depreciation and depletion	53.2	48.9	4.3	8.8
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$193.0	$180.2	$12.8	7.1%

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $193.0 million for the three months ended March 31, 2023, as compared with $180.2 million for the three months ended March 31, 2022. Primary components of the change include the following (in millions):

Operating Expenses
2023 vs. 2022
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Higher depreciation expense due to plant additions	$4.3
Higher expenses at our electric generation facilities	3.4
Higher labor and benefits(1)	3.1
Higher insurance expense	0.6
Increase in uncollectible accounts	0.3
Lower technology implementation and maintenance expenses	(0.4)
Lower property tax expenses	(0.2)
Other	(0.4)
Change in Items Impacting Net Income	10.7

Operating Expenses Offset Within Net Income
Higher property and other taxes recovered in trackers, offset in revenue	2.5
Higher pension and other postretirement benefits, offset in other income(1)	0.2
Lower non-employee directors deferred compensation recorded within administrative and general expense, offset in other income	(0.3)
Lower operating and maintenance expenses recovered in trackers, offset in revenue	(0.3)
Change in Items Offset Within Net Income	2.1
Increase in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$12.8
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

recover the increase or decrease between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Consolidated operating income for the three months ended March 31, 2023 was $96.0 million as compared with $79.2 million in the same period of 2022. This increase was primarily driven by higher Montana interim rates associated with our ongoing rate review, which are subject to refund, higher electric and natural gas retail volumes, lower non-recoverable Montana electric supply costs, and higher transmission revenues, partly offset by higher depreciation and depletion expense, higher operating and maintenance expense, and higher administrative and general expense.

Consolidated interest expense was $28.0 million for the three months ended March 31, 2023 as compared with $23.7 million for the same period of 2022. This increase was primarily due to higher interest rates on borrowings under our revolving credit facilities partly offset by higher capitalization of Allowance for Funds Used During Construction.

Consolidated other income remained unchanged at $4.7 million for the three months ended March 31, 2023 and 2022. A decrease in the value of deferred shares held in trust for non-employee directors deferred compensation was offset by a decrease in the non-service component of pension expense.

Consolidated income tax expense was $10.2 million for the three months ended March 31, 2023 as compared to income tax expense of $1.1 million for the three months ended March 31, 2022. Our effective tax rate for the three months ended March 31, 2023 was 14.1% as compared with 1.8% for the same period in 2022. Income tax expense for the three months ended March 31, 2023 includes a one-time $3.2 million charge for the reduction of previously claimed alternative minimum tax credits.

The following table summarizes the differences between our effective tax rate and the federal statutory rate (in millions):

	Three Months Ended March 31,
	2023		2022
Income Before Income Taxes	$72.8		$60.2

Income tax calculated at federal statutory rate	15.3	21.0%	12.6	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	1.0	1.3	0.4	0.7
Flow-through repairs deductions	(5.8)	(8.0)	(6.8)	(11.3)
Production tax credits	(3.2)	(4.4)	(3.8)	(6.4)
Amortization of excess deferred income tax	(0.8)	(1.1)	(0.4)	(0.7)
Reduction to previously claimed alternative minimum tax credit	3.2	4.4	—	—
Plant and depreciation of flow-through items	0.7	0.9	(0.3)	(0.4)
Share-based compensation	0.4	0.5	(0.3)	(0.4)
Other, net	(0.6)	(0.5)	(0.3)	(0.7)
	(5.1)	(6.9)	(11.5)	(19.2)

Income tax expense	$10.2	14.1%	$1.1	1.8%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Consolidated net income for the three months ended March 31, 2023 was $62.5 million as compared with $59.1 million for the same period in 2022. This increase was primarily due to higher electric and natural gas retail volumes, higher Montana interim rates associated with our ongoing rate review, which are subject to refund, lower non-recoverable Montana electric supply costs, and higher transmission revenues, partly offset by higher operating and maintenance costs, higher administrative and general costs, higher depreciation and depletion expense, higher interest expense, and higher income tax expense, including a one-time charge for the reduction of previously claimed alternative minimum tax credits.

Liquidity and Capital Resources
As of March 31, 2023, our total net liquidity was approximately $363.7 million, including $10.7 million of cash and $353.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at March 31, 2022 of $123.6 million.

Long-term Debt and Equity
We generally issue long-term debt to refinance other long-term debt maturities and borrowings under our revolving credit facilities, as well as to fund long-term capital investments and strategic opportunities. We have $144.7 million of debt maturing in 2023 and $100.0 million of debt maturing in March 2024, both of which we intend to refinance.

On March 30, 2023, we issued and sold $239.0 million aggregate principal amount of Montana First Mortgage Bonds at a fixed interest rate of 5.57 percent maturing on March 30, 2033. On this same day, we issued and sold $31.0 million aggregate principal amount of South Dakota First Mortgage Bonds at a fixed interest rate of 5.57 percent maturing on March 30, 2033. We received proceeds totaling $220.0 million on March 30, 2023. We will receive the remaining $50.0 million of proceeds, associated with the Montana First Mortgage Bonds, on May 1, 2023. These bonds were issued in transactions exempt from the registration requirements of the Securities Act of 1933. Proceeds were used to repay a portion of our outstanding borrowings under our revolving credit facilities and for other general corporate purposes. The bonds are secured by our electric and natural gas assets in Montana and South Dakota.

On March 29, 2023, we priced an additional $30.0 million aggregate principal amount of South Dakota First Mortgage Bonds at a fixed interest rate of 5.42 percent. We expect to complete the issuance and sale of these bonds on May 1, 2023 and they will mature on May 1, 2033.

We generally issue equity securities to fund long-term investment in our business. We evaluate our equity issuance needs to support our plan to maintain a 50 - 55 percent debt to total capital ratio excluding finance leases. We anticipate issuing $75.0 million of common stock through our At-the-Market program in 2023.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.64 per share payable June 30, 2023 to common shareholders of record as of June 15, 2023.

2023 Earnings Guidance and Capital Expenditures Forecast
NorthWestern expects to issue 2023 earnings guidance following an outcome in the currently pending Montana general rate review. Our estimated capital expenditures for 2023 are $510 million. Over the next five years (2023 to 2027) we estimate investment of $2.4 billion in our electric and natural gas transmission and distribution and electric generation infrastructure.

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

Earnings Per Share
Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards and forward equity sale. Average shares used in computing the basic and diluted earnings per share are as follows:

	Three Months Ended
	March 31, 2023	March 31, 2022
Basic computation	59,776,195	54,096,768
Dilutive effect of:
Performance share awards(1)	13,009	11,244
Forward equity sale(2)	—	711,383
Diluted computation	59,789,204	54,819,395

(1) Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.
(2) Forward equity shares are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the forward sale agreement.

As of March 31, 2023, there were 69,853 shares from performance and restricted share awards which were antidilutive and excluded from the earnings per share calculations, compared to 100,671 shares as of March 31, 2022.

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

Adjusted Non-GAAP Earnings
We reported GAAP earnings of $1.05 per diluted share for the three months-ended March 31, 2023 and $1.08 per diluted share for the same period in 2022. Adjusted Non-GAAP earnings per diluted share for the same periods are $1.05 and $1.09, respectively. A reconciliation of items not factored into our Adjusted Non-GAAP diluted earnings are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)

Three Months Ended March 31, 2023
	Pre-tax Income	Net(1) Income	Diluted EPS
2023 Reported GAAP	$72.7	$62.5	$1.05

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(3.6)	(2.7)	(0.05)
Add back reduction related to previously claimed alternative minimum tax credit	—	3.2	0.05

2023 Adj. Non-GAAP	$69.1	$63.0	$1.05

Three Months Ended March 31, 2022
	Pre-tax Income	Net(1) Income	Diluted EPS
2022 Reported GAAP	$60.2	$59.1	$1.08

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	0.5	0.4	0.01

2022 Adj. Non-GAAP	$60.7	$59.5	$1.09

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Virtual Annual Stockholders Meeting and Earnings Webcast
The virtual annual stockholders meeting will be held on Friday, April 28, 2023, at 12:00 pm Eastern Daylight Time. A virtual Annual Meeting enables our stockholders — regardless of size, resources, or physical location — to participate in the Annual Meeting at no cost. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate at our virtual meeting as they would in person. The Annual Meeting will be webcast live and can be accessed by visiting www.virtualshareholdermeeting.com/NWE2023 To participate in the meeting, please go to the site at least 10 minutes in advance of the meeting and follow the check-in procedures. Non-stockholders are also welcome to participate in a listen/view-only mode.

NorthWestern will also host an investor earnings webcast on Friday, April 28, 2023, at 3:30 p.m. Eastern time to review its financial results for the quarter ending March 31, 2023. To register for the webcast, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

NorthWestern Energy - Delivering a Bright Future
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 764,200 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non- GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Adjusted Non-GAAP Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on

NorthWestern Reports First Quarter 2023 Financial Results
April 27, 2023

reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com